Exhibit 5.1

July 30, 2004

Limited Brands, Inc.

Three Limited Parkway

Columbus, Ohio 43230

Re:	Registration Statement on Form S-8 for

Limited Brands, Inc. 1993 Stock Option

and Performance Incentive Plan (2004 Restatement)

Ladies and Gentlemen:

I have acted as counsel for Limited Brands, Inc., a Delaware corporation, (the “Company”) in connection with the proposed issuance of up to 20,000,000 shares of the Company’s common stock, $.50 par value (“Common Stock”) under the Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (2004 Restatement) (the “Plan”) pursuant to the filing of a Registration Statement on Form S-8 under the Securities Act of 1933.

I have examined the Certificate of Incorporation of the Company, its Bylaws, the Plan and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion.

Based on the foregoing, and having regard for legal considerations that I deem relevant, it is my opinion that the shares of original issuance Common Stock when and if issued in accordance with the terms of the Plan will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 and 23.2 of the Registration Statement.

Very truly yours,

/s/ Samuel P. Fried
Samuel P. Fried

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com